Press Release www.shire.com

Shire Completes Acquisition of NPS Pharma

Dublin, Ireland – February 21, 2015 – Shire plc (LSE: SHP, NASDAQ: SHPG) announces the successful completion of the tender offer for all of the outstanding shares of NPS Pharmaceuticals, Inc. (NASDAQ: NPSP) and the subsequent acquisition of NPS Pharma.

The tender offer expired at 12:00 midnight, New York City time, at the end of Friday, February 20, 2015, and was not extended. As of the expiration of the tender offer, a total of approximately 88,869,118 common shares of NPS Pharma (excluding 7,599,694 common shares of NPS Pharma guaranteed to be delivered within the next three NASDAQ trading days) had been validly tendered and not withdrawn pursuant to the tender offer, representing approximately 81.7% of the outstanding common shares of NPS Pharma.  All shares that were validly tendered and not withdrawn pursuant to the tender offer were accepted for payment today.

After the acceptance of shares that were validly tendered and not withdrawn pursuant to the tender offer, Shire completed the acquisition of NPS Pharma today through a merger of one of Shire's subsidiaries with and into NPS Pharma.  In connection with the merger, all common shares of NPS Pharma that were not accepted for payment in the tender offer (excluding any shares held by NPS Pharma as treasury stock (other than any shares held in an NPS Pharma benefit plan) and any shares with respect to which the holders have properly demanded appraisal rights in accordance with Delaware law) were converted into the right to receive $46.00 per share in cash, without interest and less any applicable withholding taxes, the same price that will be paid for shares accepted for payment in the tender offer.  Following completion of the merger, NPS Pharma became a wholly owned subsidiary of Shire and NPS Pharma’s shares ceased to be traded on NASDAQ.

Shire’s Chief Executive Officer, Flemming Ornskov, MD, MPH, commented:

“We are delighted to have completed the acquisition of NPS Pharma, and look forward to working with their talented employees to transform the lives of patients with rare diseases and specialty conditions.

Shire’s global strength and expertise in both rare diseases and GI medicines, coupled with NPS Pharma’s rare disease capabilities, and our shared deep commitment to serving the needs of patients, make this an excellent strategic fit. Together, we aim to provide more patients and their families around the world with much needed medicines and enhanced support services.”

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157 +1 484 595 2220
Media
Stephanie Fagan	sfagan@shire.com	+1 201 572 9581
Jessica Cotrone	jcotrone@shire.com	+1 781 482 9538

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

www.shire.com

SHIRE FORWARD-LOOKING STATEMENTS

Statements included in this announcement that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, that:

•	Shire’s products may not be a commercial success;

•	product sales from ADDERALL XR and INTUNIV are subject to generic competition;

•
the failure to obtain and maintain reimbursement, or an adequate level of reimbursement, by third-party payers in a timely manner for Shire's products may affect future revenues, financial condition and results of operations;

•
Shire conducts its own manufacturing operations for certain of its products and is reliant on third party contract manufacturers to manufacture other products and to provide goods and services. Some of the Shire’s products or ingredients are only available from a single approved source for manufacture. Any disruption to the supply chain for any of the Shire’s products may result in Shire being unable to continue marketing or developing a product or may result in Shire being unable to do so on a commercially viable basis for some period of time;

•
the manufacture of Shire’s products is subject to extensive oversight by various regulatory agencies. Regulatory approvals or interventions associated with changes to manufacturing sites, ingredients or manufacturing processes could lead to significant delays, an increase in operating costs, lost product sales, an interruption of research activities or the delay of new product launches;

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Shire has a portfolio of products in various stages of research and development. The successful development of these products is highly uncertain and requires significant expenditures and time, and there is no guarantee that these products will receive regulatory approval;

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the actions of certain customers could affect Shire's ability to sell or market products profitably. Fluctuations in buying or distribution patterns by such customers can adversely affect Shire’s revenues, financial conditions or results of operations;

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investigations or enforcement action by regulatory authorities or law enforcement agencies relating to Shire’s activities in the highly regulated markets in which it operates may result in significant legal costs and the payment of substantial compensation or fines;

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adverse outcomes in legal matters and other disputes, including Shire’s ability to enforce and defend patents and other intellectual property rights required for its business, could have a material adverse effect on Shire’s revenues, financial condition or results of operations;

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Shire faces intense competition for highly qualified personnel from other companies and organizations. Shire is undergoing a corporate reorganization and was the subject of an unsuccessful acquisition proposal and the consequent uncertainty could adversely affect Shire’s ability to attract and/or retain the highly skilled personnel needed for Shire to meet its strategic objectives;

•	failure to achieve Shire’s strategic objectives with respect to the acquisition of NPS Pharmaceuticals, Inc. may adversely affect Shire’s financial condition and results of operations,

and other risks and uncertainties detailed from time to time in Shire’s filings with the US Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.